2006 NICOR INC. ANNUAL MEETING REMARKS
RUSS M. STROBEL, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Before I get started, I want to remind you that my remarks will include certain forward-looking statements about the operations and expectations of our company, and its subsidiaries and affiliates. Although we believe these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Information concerning the factors that could cause materially different results can be found in our most recent periodic report filed with the Securities and Exchange Commission.
As I outlined in my letter to you in this year’s annual report, despite a difficult business environment, 2005 was a good year. We accomplished many of the goals we outlined for ourselves at the beginning of the year. And, in doing so we took significant steps to improve profitability and position the company to achieve our long-term objectives.
Last fall, Nicor Gas received much-needed rate relief – its first rate increase in nearly ten years. Because the Illinois Commerce Commission’s rate decisions shifted certain items between base rates and the purchased gas adjustment rider, we estimate the annual net revenue increase is about $30 million.
In 2005, we also completed the repatriation of Tropical Shipping’s foreign earnings under provisions of the American Jobs Creation Act. This resulted in significant tax benefits being recorded last year. Additionally, effective January 1, 2006, pursuant to provisions of the Jobs Act, we reorganized certain of Tropical Shipping’s operations, and created the potential opportunity for ongoing income tax benefits beginning this year.
On an operational basis, Tropical Shipping recorded its second consecutive year of record volumes and record earnings.
For 2005, our diluted earnings were $3.07 per common share, compared with $1.70 per share in 2004. Each of these years was impacted by noteworthy items. Our 2005 results included insurance recoveries (related to a shareholder derivative settlement in 2005 and securities class action settlement in 2004) and the income tax benefit due to our foreign earnings repatriation in December 2005. Combined, these items contributed $.79 per share to our 2005 results. 2004 results included a litigation charge of 52 cents per share to settle securities class action suits.
Absent the impact of these noteworthy items, 2005 and 2004 earnings per diluted common share would have been $2.28 and $2.22, respectively.
With this comparison in mind, our earnings improvement was attributed to higher operating results at Tropical Shipping and lower corporate-related costs, which were offset, in part, by lower operating results at Nicor Gas and our other energy ventures.
Notwithstanding Nicor Inc.’s overall financial results in 2005, these have been challenging times for Nicor Gas and the entire natural gas utility industry. Most notably, persistently high and extremely volatile natural gas prices, coupled with rising operating costs, continue to impact Nicor Gas’ financial results.

The decline in earnings at Nicor Gas was due primarily to higher depreciation and operating and maintenance costs, including bad debt expense and natural gas-related costs, as well as lower property sale gains, which more than offset the positive contributions of rate relief and weather that was 2% colder than 2004.
Many of these costs pressures have impacted our utility’s performance for some time and were the reasons we filed for rate relief in 2004. Still, considering rate relief did not take effect until the fourth quarter 2005, we were pleased that 2005 results were moderately better than expected, in large part because of our efforts to effectively manage controllable expenses.
Our second largest business, Tropical Shipping, posted operating income that was up nearly 28 percent compared with 2004. This increase was due in large part to improved economic conditions throughout its service region, ongoing hurricane restoration activities, and higher average rates.
Regarding our other energy ventures, earnings declined in 2005 compared to 2004, due primarily to fair value accounting adjustments in our wholesale energy services business that will reverse in future periods. These adjustments more than offset improved results in our retail energy services businesses.
Over the years, we have remained committed to three simple objectives – (1) paying a solid dividend, (2) providing steady earnings growth, and (3) maintaining high returns on equity. To accomplish these objectives we are focused on several actions to improve our performance.
First, continuing to rebuild the earnings at Nicor Gas remains an ongoing priority. Nicor Gas has many advantages – it has outstanding operating metrics, a large and diverse customer base, a strategic location, significant natural gas storage capabilities, and a recognized brand name. These attributes provide an excellent foundation upon which to build.
However, as I stated earlier, despite one of the industry’s best records for efficiency, and despite our continuing efforts, Nicor Gas’ costs have gone up significantly. Obtaining rate relief was a partial solution to that issue. As a next step, it has become increasingly important that we continue to improve the overall effectiveness of our operations and enhance our focus on controlling costs, all without compromising our longstanding commitment to providing safe, reliable, cost-effective service.
Compared to 2005, we expect lower operating results for Nicor Gas in 2006. This is due to the effects of 15 percent warmer-than-normal weather through March; higher operating and maintenance costs; and higher depreciation; partially offset by the full-year impact of rate relief.
A second strategic priority is extending earnings growth and cultivating new opportunities at Tropical Shipping. Tropical had an excellent year in 2005, and we believe that with strong tourism, new tourist-related construction projects and firm average shipping rates, operating results will continue to be solid in 2006. We also expect lower tax costs on operating earnings due to our reorganization that I mentioned earlier.
Over the years, much of our growth at Tropical has been created through a combination of opportunistic expansion and niche acquisitions. Going forward, we plan to continue this approach, and we will further enhance Tropical’s market position by focusing on strategies to improve productivity and service delivery.

We also plan to continue developing new products and services in our retail and wholesale energy businesses. Unlike at our utility, high natural gas costs and volatility can create demand for the types of products and services offered by our other energy ventures. In fact, earlier this year, one of our retail companies became certified as an alternative gas supplier in Illinois and it has recently launched a commodity-based product. We also have plans in our wholesale business to focus on increasing end-user sales by marketing to large commercial and industrial end-users.
Overall, we expect to see improved operating results in our other energy ventures in 2006. Our other energy ventures are a key component of our business strategies and our approach to grow these businesses over the long term will remain disciplined and systematic. Any opportunities pursued will have a direct synergy and strategic fit with our core businesses.
As we look to the future, maintaining our solid financial position remains a priority. Nicor’s financial position continues to be strong and we have one of the best balance sheets in the gas distribution industry. We have a solid capital structure, among the best debt ratings of any gas distributor, and a long history of producing high returns on equity and strong cash flow. We also have a tradition of paying a good dividend, with a record of 208 consecutive quarterly dividend payments – spanning a period of 52 years. Maintaining our strong financial position provides us with the flexibility to meet the investment needs of our existing businesses, and allows us to consider other alternatives for creating shareholder value.
In closing, I believe in Nicor’s potential for sustained long-term success. I also believe that we have a solid leadership team, who will be instrumental in executing our strategic plans and in providing long-term value for all of our stakeholders. While we have accomplished a lot in the past year, challenges remain. However, I am confident that we are well prepared to address these challenges, to serve our customers, and to be a good corporate citizen.
On behalf of Nicor’s Directors and all 3,700 of our employees, I would like to thank you for your continued support and the confidence your investment represents.